Exhibit 2.3

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This Amendment No. 2 (this “Amendment”) to Asset Purchase Agreement is made as of June 19, 2009 by and among Financière Elitech SAS, a société par actions simplifiée formed under the laws of France (“Buyer”), Nanogen, Inc., a Delaware corporation (“Nanogen”), Epoch Biosciences, Inc., a Delaware corporation and wholly-owned subsidiary of Nanogen (“Epoch”), and Nanotronics, Inc., a California corporation and wholly-owned subsidiary of Nanogen (“Nanotronics” and, collectively with Nanogen and Epoch, the “Sellers” and each a “Seller”), and amends the Asset Purchase Agreement dated as of May 13, 2009 by and among Buyer and each of the Sellers, as amended by Amendment No. 1 to Asset Purchase Agreement dated as of May 29, 2009 (the “Asset Purchase Agreement”). All capitalized terms that are used in this Amendment and not defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.

PRELIMINARY STATEMENTS

A. Buyer and Sellers deem it advisable to amend the Asset Purchase Agreement to provide for the matters hereinafter set forth.

B. Pursuant to Section 12.9 of the Asset Purchase Agreement, the Asset Purchase Agreement may be amended by written agreement of Buyer and Sellers.

AGREEMENT

In consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. Amendments.

A. Section 2.1(n) is hereby amended and restated as follows:

“(n) Other Equity Interests. All equity interests owned by the Sellers in (i) Recognomics, (ii) Pharmacogenetics Diagnostics Laboratory LLC (the “PGx Interest”), (iii) Delta Point, and (iv) Hx Diagnostics, Inc.”

B. Section 2.3(c) is hereby amended and restated as follows:

“(c) Equity Interests. Any equity interests or other ownership interests in Sellers and their Affiliates (including Nanogen Point of Care, Inc.) other than the NAD Quotas, the Mirina Stock, Recognomics, the PGx Interest, Delta Point, and Hx Diagnostics, Inc.”

C. The first sentence of Section 5.4(c) is hereby amended and restated as follows:

“Except as set forth in Section 5.4(c) and Section 5.4(h) of Seller’s Disclosure Schedule, the Owned Intellectual Property is free of all payment obligations and other Claims and is not subject to any known limitations or restrictions on use or otherwise.”

D. Section 7.1(g)(v) and Section 7.2(e) are hereby deleted.

E. Sections 5.3(a) and 5.3(b) of Exhibit F (Sellers’ Disclosure Schedule) are hereby amended to add the following provision:

“Except as may otherwise be ordered by the Bankruptcy Court, the shares of common stock of Hx Diagnostics, Inc. held by Nanogen are subject to transfer restrictions contained in the Voting Agreement dated as of October 2006 by and among Nanogen, KPCB Holdings, Inc. and Hx Diagnostics, Inc. The Warrant to purchase shares of common stock of Hx Diagnostics, Inc. contains restrictions on the transferability of the Warrant as described therein.”

2. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

3. No Other Amendment. Except as modified by this Amendment, the Asset Purchase Agreement and each of the exhibits and schedules thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, Buyer and Sellers certify that this Amendment has been executed and delivered in compliance with Section 12.9 of the Asset Purchase Agreement.

4. Governing Law. This Amendment shall be governed by and construed under laws of the State of Delaware, without regard to conflict of laws principles, except to the extent a provision of the Bankruptcy Code is applicable.

5. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Amendment, the legality, validity, and enforceability of the remaining provisions of this Amendment shall not be affected by such present or future Laws, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Amendment a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid, and enforceable.

INTENDING TO BE LEGALLY BOUND, the Parties have duly executed and delivered this Amendment as of the date written in the first sentence of this Amendment.

BUYER:

FINANCIERE ELITECH SAS

A French société par actions simplifiée

By:	/s/ Pierre Debiais
Pierre Debiais, President

SELLERS:

NANOGEN, INC. a Delaware corporation

By:	/s/ David Ludvigson

Name:	David Ludvigson

Title:	President & COO

EPOCH BIOSCIENCES, INC.

a Delaware corporation

By:	/s/ David Ludvigson

Name:	David Ludvigson

Title:	President

NANOTRONICS, INC.

a California corporation

By:	/s/ David Ludvigson

Name:	David Ludvigson

Title:	Director